Exhibit 1.2

(Translation)

This document has been translated from the Japanese original for reference purposes only.

Regulations of the Board of Directors

of

Sumitomo Mitsui Financial Group, Inc.

(Amended as of June 29, 2017)

(Purpose)

Article 1

These Regulations provide for matters regarding the Board of Directors of the Corporation, based on applicable laws and ordinances and the Articles of Incorporation.

(Composition)

Article 2

The Board of Directors of the Corporation shall consist of all the directors of the Corporation currently in office.

(Authority)

Article 3

The Board of Directors shall make decisions by resolutions for the execution of the Corporation’s business and supervise the execution of the duties of the executive officers and directors.

(Meeting of the Board of Directors)

Article 4

Meetings of the Board of Directors shall be held at least once every three months and from time to time whenever necessary.

(Persons Entitled to Convene a Meeting and the Chairman)

Article 5

Unless otherwise provided for in applicable laws and ordinances, the Chairman of the Board shall convene, and act as chairman at, all meetings of the Board of Directors. Should the office of the Chairman of the Board be vacant, or should the Chairman of the Board fail or be unable to act, another of the directors shall act as chairman in accordance with the seniority established in advance by the Board of Directors.

(Convocation Notice)

Article 6

Notice of a meeting of the Board of Directors shall be given to each director at least three days prior to the day set for such meeting; provided, however, that in case of emergency, such period of notice may be shortened.

(Requirement for Board Resolutions)

Article 7

1.	Unless otherwise provided for in applicable laws and ordinances, all resolutions of the Board of Directors shall be adopted at a meeting of the Board of Directors at which a majority of all of the directors entitled to vote at the meeting is present, by a majority of such directors present at such meeting.

2.	In the event that a director made a proposal with respect to a matter to be resolved at a meeting of the Board of Directors and all directors who are entitled to vote on such matter agree affirmatively in writing or by electronic means, it shall be deemed that a resolution of a meeting of the Board of Directors has been made to approve such proposal.

(Matters Subject to Board Resolutions)

Article 8

1.	The Board of Directors shall resolve the following matters:

(1)	Matters relating to the basic management policy of the Corporation and the SMFG Group as a whole;

(2)	Matters relating to convocation of a general meeting of shareholders and the proposals to be submitted to such a meeting (excluding those regarding to the election and dismissal of directors and accounting auditors, and the refusal to reelect accounting auditors);

(3)	Approval of the Financial Statements and business reports, and the annexed detailed statements thereof, and Temporary Financial Statements and Consolidated Financial Statements;

(4)	Appointment of directors with titles;

(5)	Appointment and removal of the members and chairmen of the internal committees provided for in the following Article;

(6)	Election and dismissal of executive officers;

(7)	Appointment and removal of representative executive officers;

(8)	Appointment of executive officers with titles;

(9)	Determining matters regarding the assignments of, the allocation of duties and command hierarchy relationship of, and any other interrelationship between, the executive officers;

(10)	Authorization of the executive officers and directors to engage in transactions competitive with those engaged in by the Corporation;

(11)	Approval of transactions between the Corporation and executive officers, directors or major shareholders;

(12)	Matters relating to interim dividends;

(13)	Matters relating to the issuance of new shares and the Corporation’s own shares;

(14)	Matters relating to the transfer or acquisition of businesses and other transactions;

(15)	Matters relating to merger agreements, absorption-type company split agreements, incorporation-type company split plans, share exchange agreements, and share transfer plans;

(16)	Appointment of directors to receive requests for the calling of a meeting of the Board of Directors;

(17)	Development of systems necessary to ensure that the audit work of the Auditing Committee is carried out effectively;

(18)	Development of systems necessary to ensure that the execution of the executive officers’ duties shall conform to laws and ordinances or the Articles of Incorporation and other systems necessary to ensure the appropriateness of the Corporation’s work, and the work of corporate groups consisting of the Corporation and subsidiaries of the Corporation;

(19)	Appointment of representatives of the Corporation in litigation between members of the Audit Committee and the Corporation;

(20)	Matters relating to the establishment, amendment and repeal of any important regulations (limited to regulations regarding the supervision of management); and

(21)	Any other matters required by laws and ordinances, and matters considered important in the execution of the Corporation’s business.

2.	When resolving the appointment and removal of members of internal committees provided for in Item 5 of the preceding paragraph, the Board of Directors shall be considerate of the continuity of each committee.

3.	The Board of Directors shall delegate the decisions of other matters not provided for in Paragraph 1 to executive officers.

(Internal Committees)

Article 9

1.	The Corporation shall form a Nominating Committee, an Audit Committee, a Compensation Committee, and a Risk Committee as internal committees of the Board of Directors.

2.	In addition to statutory matters, each committee shall make decisions or deliberate matters provided for in its regulations.

3.	In addition to the committees provided for in Paragraph 1, the Board of Directors may form other optional committees by resolution of the Board of Directors.

(Matters to be Reported)

Article 10

1.	The Nominating Committee, the Audit Committee, the Compensation Committee, and the Risk Committee shall each select a member of its committee, and that member shall report without delay to the Board of Directors on the status of the execution of duties of the committee.

2.	Executive officers shall report to the Board of Directors on the following matters, as well as on the status of the execution of their duties:

(1)	Status of operations and the financial status of the Corporation and the SMFG Group as a whole;

(2)	Status of risk management and compliance-related matters of the Corporation and throughout the SMFG Group; and

(3)	The existence or occurrence of problems that are deemed to have a material effect on management.

3.	Any director or executive officer who has engaged in a transaction competitive with the Corporation’s business shall report to the Board of Directors on the important facts relating to such transaction.

4.	If any director, executive officer or major shareholder has engaged in a transaction with the Corporation, such person shall report to the Board of Directors on the important facts relating to such transaction.

5.	If requested to by the Board of Directors, an executive officer shall attend a meeting of the Board of Directors and provide to the Board of Directors an explanation on requested matters.

6.	If a director, accounting auditor, or executive officer notifies all directors on the matters to be reported at a meeting of the Board of Directors, such matters need not be reported at such meeting. However, this does not include matters provided for in Paragraph 2.

(Minutes)

Article 11

The proceedings at each meeting of the Board of Directors shall be recorded in the minutes of the meeting, and the directors present thereat shall affix their names and seals thereto.

(Amendment or Repeal)

Article 12

Any amendment or repeal of these Regulations shall be made by a resolution of the Board of Directors.

(End)